EXHIBIT 99.1

CEO's Update
OriginOil Ships First Production System
From: Riggs Eckelberry
Los Angeles, October 11, 2011

Good morning!

First Single Step Extraction™ Production System Shipped

Yesterday was a great moment in our company’s history: acceptance tests complete, our first production unit left for Australia!

Photos and video here. (slideshow)

Congratulations to Gavin Gray and his engineering team, who built the entire system right here at our headquarters! Here are some views of the unit itself. (slideshow)

This is the first commercial-grade system we announced earlier this year. It will support MBD Energy’s early testing at the Tarong Power Station. Once replaced by the upcoming full-scale systems, it will move to other testing locations.

Other American milestones:

    * McCormack’s first factory-produced reaper, sold from Lockport, New York.
    * Rockefeller’s first petroleum oil pipeline, from Titusville to Cleveland.
    * Robert Fulton’s first steamboat ride up the Hudson.

We’re off!

Speaking in Amsterdam

I’m here in lovely, drizzly Amsterdam, preparing to present and moderate at the World Refining Association’s 6th Annual Biofuels 2011 conference.

My topic: “How will food/fuel competition continue to affect scarce commodities and what is the long-term feedstock security picture for first and second generation biofuels?”

Well, we know that food and fuel shouldn’t be competing. And many of these feedstocks are unsustainable. Fresh water use alone limits growth in many cases.

But there is good news:

Australia’s largest ethanol producer is diversifying into algae (they now use mostly wheat). (Article). This has great potential for replacing corn in America’s ethanol industries.

There’s nothing wrong with ethanol — the problem is the use of food crops.

The Department of Energy’s multi-feedstock initiative, (see our collaboration), will enable refiners to pick from a wide range of sources, thus greatly increasing stability and scalability of biofuels.

It’s the Technology

From Science Daily comes the news that we’re unlikely to meet biofuels quotas set by the Renewable Fuel Standard by 2022 without new technology.

Yes indeed: only applied innovation will get us into a new era of sustainable, affordable clean energy.

Enjoy the rest of your week!

It’s The ItI

Riggs and team

Riggs Eckelberry
President & CEO
OriginOil, Inc. (OOIL)

Video: watch our presentation at the Rodman & Renshaw Conference

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.